EX-FILING FEES

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid (Primary)	Limited Partnership Interests	Common Units representing limited partner interests	Rule 457(c)	8,337,500	$15.30	(1)	$127,563,750	0.00011020	$14,057.53
Fees Previously Paid	—	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—		—
Total Offering Amounts							$127,563,750		$14,057.53
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$14,057.53

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low price per share of the registrant’s common stock as reported on the New York Stock Exchange on July 28, 2023.

(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fee in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-273609) paid herewith.